Exhibit (a)(l)(J)

FOR IMMEDIATE RELEASE

CONTACT
Lawrence E. Dennedy
MacKenzie Partners, Inc.
212-929-5500

                        NBO, LLC AND QDI ACQUISITION LLC
                     EXTEND TENDER OFFER FOR QUALITY DINING.
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Southfield, Michigan -- July 11, 2000. NBO, LLC and its subsidiary, QDI
Acquisition LLC, today announced that their tender offer for all outstanding shares of common stock of Quality Dining, Inc. (Nasdaq: QDIN) at $5.00 per share in cash has been extended until 5:00 p.m. New York City time on Wednesday, August 9, 2000. A total of 3,366,817 shares had been tendered and not withdrawn through July 10, 2000.

The tender offer is conditioned upon, among other things: (a) there being validly tendered and not withdrawn before the expiration of the Offer shares of common stock of Quality Dining that, when added to the shares owned by QDI Acquisition and NBO, would represent at least a majority of the outstanding shares of Quality Dining on a fully diluted basis on the date of the purchase;
(b) that Quality Dining's Board of Directors redeem the Shareholder Rights or make them inapplicable to QDI Acquisition's offer; (c) that the Quality Dining Board approve the acquisition of shares by QDI Acquisition in the offer, or that QDI Acquisition otherwise be satisfied that the proposed merger can occur under Chapter 43 of the Indiana Business Corporation Law, as soon as practicable following consummation of the offer; (d) that the Quality Dining Board approve an amendment to Quality Dining's By-laws or otherwise ensure that QDI Acquisition will be able to vote its shares acquired in the offer without restriction or limitation under Chapter 42 of the Indiana BCL; (e) that QDI Acquisition, in its reasonable discretion, be satisfied that the proposed merger can be consummated without a supermajority vote of Quality Dining's shareholders pursuant to Article VIII of Quality Dining's Restated Articles of Incorporation; and (f) that the Quality Dining Board agree to cause a majority of the Board of Directors to be comprised of representatives of QDI Acquisition and/or NBO immediately following consummation of the offer.

The information agent for the tender offer is MacKenzie Partners, Inc. (212) 929-5500.